Exhibit 10.5
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
AMENDED AND RESTATED 2000 RESTRICTED STOCK GRANT PLAN
FORM OF RESTRICTED STOCK AWARD CERTIFICATE
     THIS IS TO CERTIFY that National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”), has offered you (the “Participant”) the right to receive restricted shares of Common Stock of the Company under its Amended and Restated 2000 Restricted Stock Grant Plan on the following terms:
Name of Participant:
Address of Participant:
Number of Shares:
Offer Grant Date:
Offer Expiration Date:
Vesting Commencement Date:
Vesting Schedule:
     By your signature and the signature of the Company’s representative below, you and the Company agree to be bound by all of the terms and conditions of the Restricted Stock Agreement, which is attached hereto as Annex I and the Plan (both incorporated herein by this reference as if set forth in full in this document). By executing this Certificate, you hereby irrevocably elect to accept the shares of restricted stock granted pursuant to this Certificate and the related Restricted Stock Agreement and to receive the shares of restricted stock of the Company subject to the terms of the Plan, this Certificate and the Restricted Stock Agreement.

PARTICIPANT:	NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.

By:

, an individual	Name:
Title:
Dated:

Dated:

ANNEX I
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
AMENDED AND RESTATED 2000 RESTRICTED STOCK GRANT PLAN
FORM OF RESTRICTED STOCK AWARD AGREEMENT
     This Restricted Stock Award Agreement (this “Agreement”), is made and entered into on the execution date of the Stock Award Certificate to which it is attached (the “Certificate”), by and between National Medical Health Card Systems, Inc., a Delaware corporation (the “Company”), and the director, employee or consultant (“Participant”) named in the Certificate.
W I T N E S S E T H:
     WHEREAS, pursuant to the National Medical Health Card Systems, Inc. Amended and Restated 2000 Restricted Stock Grant Plan (the “Plan”), the Company desires to grant the Participant, and the Participant desires to accept, an award of Restricted Stock on the terms and conditions set forth in this Agreement and the Plan.
     NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the mutual observance of the covenants and promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Grant. The Company hereby awards and grants to Participant, for valid consideration with a value in excess of the aggregate par value of the Common Stock awarded to Participant, the number of shares of Common Stock of the Company set forth in the Certificate, which shall be subject to the restrictions on transferability and risk of forfeiture set forth in the Plan, the Certificate and in this Agreement. During the period which the shares of Common Stock are subject to the restrictions on transferability and risk of forfeiture contained herein, such shares shall be referred to as “Restricted Stock.”
2. Restrictions on Transferability; Risk of Forfeiture.
     (a) Deposit of the Restricted Stock. Participant shall deposit all of the Restricted Stock with the Company to hold until the Restricted Stock becomes vested, at which time such vested shares shall no longer constitute Restricted Stock. If requested by the Company, Participant shall execute and deliver to the Company, concurrently with the execution of this Agreement (and/or, if requested by the Company, from time to time thereafter until such shares become vested) blank stock powers for use in connection with the transfer to the Company or its designee of the Restricted Stock that is not vested. The Company will deliver to Participant one or more certificates representing the number of shares of Restricted Stock that has vested registered in the Participant’s name upon vesting of such shares.
     (b) Restrictions on Transferability and Stop Transfer Instructions. The Restricted Stock may not be sold, assigned, transferred, disposed of, pledged, encumbered or otherwise hypothecated by the Participant. Any attempted sale, assignment, transfer, disposition, pledge or hypothecation of shares of Restricted Stock shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and issue “stop transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
3. Expiration of Transfer Restrictions and Risk of Forfeiture. Except as provided herein or the Plan, the restrictions on transferability and risk of forfeiture to which the shares of Restricted Stock are subject shall expire, and the shares of Restricted Stock shall vest as provided in the Vesting Schedule set forth in the Certificate, provided that the Participant remains continuously employed by or in a consulting or advisory arrangement with the Company or its affiliates through each applicable vesting date.
4. Termination of Employment. If the Participant’s employment or consulting or advisory arrangement with the Company or its affiliates is terminated for any reason (or no reason), all shares of Restricted Stock shall be immediately forfeited to the Company (without compensation to the Participant), at which time the Company shall have the right to instruct the Company’s transfer agent to transfer the Restricted Stock to the Company.
5. Rights as a Stockholder. All voting rights with respect to the Restricted Stock shall be exercisable by the Participant, notwithstanding the restrictions imposed on the Restricted Stock herein. Any cash dividends paid on the Restricted Stock shall be remitted to the Participant, subject to applicable withholding. Unless the Committee determines otherwise, shares of Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, with respect to the Restricted Stock shall be subject to the restrictions and risk of forfeiture to the same extent as the Restricted Stock.
6. Change in Control. In the event of a Change in Control (as defined in the employment agreement between the Company and Participant), any shares of Restricted Stock granted hereunder which have not vested as of the date of the Change in Control shall automatically vest on such date, and the restrictions on transferability and risk of forfeiture shall expire.
7. Stock Certificates. Unless the Committee elects otherwise, the shares of Restricted Stock shall be evidenced by book entries on the Company’s stock transfer records and no physical certificates need be issued pending the lapse of the restrictions thereon. The Participant shall execute and deliver to the Company a duly signed stock power, endorsed in blank, relating to the shares of Restricted Stock.
8. No Employment or Service Rights Conferred. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any of its affiliates to terminate the Participant’s employment or consulting or advisory arrangement at any time, nor confer upon the Participant any right to continue in the employ of, or render consulting or advisory services to, the Company or any of its affiliates.
9. Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Participant acknowledges receipt of a copy of the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Plan.
10. Tax Withholding. The Participant acknowledges that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of this award of Restricted Stock. Participant agrees that, no later than the first to occur of (i) the date as of which the restrictions on the Restricted Stock shall lapse with respect to all or any of the Restricted Stock covered by this Agreement or (ii) the date required by Section 11 below, Participant shall pay to the Company (in cash or to the extent permitted by the Committee, by tendering shares of Common Stock held by the Participant, including shares of Restricted Stock held in escrow that become vested (“Share Withholding”), with a fair market value on the date the Restricted Stock vests equal to the amount of Participant’s minimum statutory tax withholding liability, or to the extent permitted by the Committee, a combination thereof) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Restricted Stock for which the restrictions shall lapse. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the shares of such Common Stock. Payment of the tax withholding by a Participant who is an officer, director or other “insider” subject to Section 16(b) of the Exchange Act by tendering shares of Common Stock or in the form of Share Withholding is subject to pre-approval by the Committee, in its sole discretion, in a manner that complies with the specificity requirements of Rule 16b-3 under the Exchange Act, including the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Restricted Stock involved in the transaction.
11. Code Section 83(b) Election. Participant may elect, within thirty (30) days of the Offer Grant Date, elect to include in gross income for federal income tax purposes an amount equal to the fair market value of the Restricted Stock less the amount, if any, paid by the Participant (other than by prior services) for the Restricted Stock granted hereunder pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended. If the Participant makes an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, the Participant shall, upon the making of such election, promptly provide a copy of such election to the Company. In connection with any such Section 83(b) election, Participant shall pay to the Company, or make such other arrangements satisfactory to the Committee to pay to the Company based on the fair market value of the Restricted Stock on the Offer Grant Date, any federal, state or local taxes required by law to be withheld with respect to such shares at the time of such election. If Participant fails to make such payments, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state or local taxes required by law to be withheld with respect to such shares.
12. Modification. The Agreement may not be modified except in writing signed by both parties.

13. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.
14. Entire Agreement. The Plan and the Certificate are incorporated herein by reference. This Agreement, the Certificate and the Plan constitute the entire agreement of the parties and supercede all prior undertakings and agreements with respect to the subject matter hereof. If any inconsistency should exist between the nondiscretionary terms and conditions of this Agreement, the Certificate and the Plan, the Plan shall govern and control.
15. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated on the Certificate or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (a) when delivered in person, (b) three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or by electronic mail in portable document format (.pdf), if delivery thereof is confirmed to have occurred prior to 5:00 p.m. central time, otherwise it shall be deemed delivered and received on the next business day, or (d) one (1) business day after having been dispatched by a nationally recognized overnight courier service, to the appropriate party.
16. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.
17. Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.